Exhibit 10.29

December 8, 2006

Mr. Bruce Renouard

Dear Mr. Renouard:

Power Integrations, Inc. (the “Company”) has previously granted you the stock options set forth on the attached Exhibit A (the “Options”) to purchase shares of the Company’s common stock.

I.	INTRODUCTION

The Company has determined that the grant dates of the Options for federal income tax purposes may have been dates other than the grant dates set forth in the documentation you received in connection with the Options. It is possible, therefore, that the Options were issued with an exercise price that is or may be less than 100% of the fair market value of the stock on the grant date for federal income tax purposes and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). These adverse tax consequences likely include, at a minimum, (i) ordinary income tax plus (ii) an additional 20% tax on the intrinsic value of the Option prior to and regardless of whether the Options are ever exercised plus (iii) an additional tax in the nature of interest. These adverse tax consequences apply to the extent that the Options (a) vested after December 31, 2004 and (b) were not exercised or otherwise cancelled on or before December 31, 2005. If a portion of one of your Options was vested as of December 31, 2004, only the unvested portion as of such date is potentially subject to Section 409A. Exhibit A indicates the shares subject to each of your Options that the Company believes are at risk for adverse tax consequences under Section 409A (the “At Risk Options”).

Based on the currently available guidance and proposed regulations issued in connection with Section 409A, we believe that it is possible to avoid or minimize the potential adverse tax consequences that may apply under Section 409A in respect of your At Risk Options by amending the At Risk Options as to that part of the At Risk Options that remains outstanding and unexercised1 (the “Curable Options”)) using either (a) the Amended Exercise Price Approach as described in Section II.A, below or the Amended

Exercise Schedule Approach as described in Section II.B, below. We refer to those Curable Options (or portions thereof) that you elect to amend as “Amended Options.”

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Note that to the extent that your At Risk Option is deemed to be beneficially owned by another person (e.g., pursuant to a qualified domestic relations order in favor of your former spouse), you must provide evidence satisfactory to the Company that you have the right to make an election to amend the Curable Options.

You may also leave your Curable Options unchanged; however, if you elect to leave your Curable Options unchanged, the Company currently intends to treat such options as subject to Section 409A. In addition, the Company intends to treat as subject to Section 409A any portion of your At Risk Options that is not a Curable Option, and make the appropriate filings and tax withholdings on your At Risk Options as required by Section 409A. If you do not return a properly completed election form to the Company on or before December 29, 2006 (the “Expiration Date”), you will be deemed to have elected to leave your Curable Options unchanged.

II.	DESCRIPTION OF THE AVAILABLE AMENDMENT ALTERNATIVES

A.	THE AMENDED EXERCISE PRICE APPROACH

If you select the Amended Exercise Price Approach for a Curable Option, you are agreeing to increase the exercise price of the Curable Option to be equal to 100% of the fair market value of the Company’s common stock on the date the Company is using as the measurement date for such Curable Option for the purposes of preparing its financial statements (the “Amended Exercise Price”). Such Amended Exercise Price is shown on Exhibit A. All other terms and conditions of the Curable Option will remain the same.2

B.	THE AMENDED EXERCISE SCHEDULE APPROACH

1. If you select the Amended Exercise Schedule Approach, you are agreeing to change the exercise (but not the vesting) schedule applicable to the Curable Options to provide that the At Risk Option may not be exercised as to the Curable Options prior to the earliest to occur of:

(i) the termination of your service with the Company for any reason,

(ii) your death,

(iii) your suffering a “disability” (as defined under Section 409A),

(iv) a “change in control” of the Company (as defined under Section 409A), or

(v) January 1 of one or more calendar years specified by you (with such year(s) not earlier than 2007 and not later than the year in which your At Risk Option will expire) (collectively such specified calendar years, the “Selected Years,” and each a “Selected Year”) (this amendment alternative, the “Amended Exercise Schedule”).3 For each Curable Option, you may elect more than one Selected Year, making such

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It should be noted that all At Risk Options will be deemed to be nonqualified stock options whether or not the option is amended pursuant to this offer and whether or not the option originally purported to be an incentive stock option.

[3]	The Compensation Committee of our Board of Directors will determine whether and when any of the events set forth in (i) through (iv) has occurred.

option exercisable pursuant to a schedule adopted now. For example, assuming you had a fully vested Curable Option, you could elect an Amended Exercise Schedule making 50% of the Curable Option Exercisable in 2007 and 50% exercisable in 2008.

2. If you elect to amend a Curable Option to reflect an Amended Exercise Schedule:

(i) The Amended Exercise Schedule does not change the vesting schedule for your Curable Options. If a Curable Option is not fully vested at the time of your election and you choose more than one Selected Year, then shares will be allocated among the Selected Years based on vesting status to the greatest extent possible, with currently vested shares being allocated to the earliest Selected Year(s) and unvested shares allocated to the latest Selected Year(s). For example, if the Curable Option that you tender covers 400 shares, and is currently vested as to 100 shares, and you wish to select 2007 as the Selected Year as to 50 shares, 2008 as the Selected Year as to 100 shares, and 2009 as the Selected Year as to the remaining 250 shares, your Amended Option covering 50 shares will be fully vested as of the date your Curable Option is amended pursuant to the terms described herein, your Amended Option covering 100 shares will be 50% vested as of the Amendment Date, and your Amended Option covering 250 shares will be completely unvested as of the Amendment Date, and any future vesting will be deemed to occur as to the 100 share portion of the option prior to the 250 share portion of the option.

(ii) The exercise price of the Amended Option will not change. Instead, the Amended Option will no longer be exercisable (to the extent currently exercisable), and generally will only become exercisable again, if at all, on the date of the earliest to occur of the events described above under the Amended Exercise Schedule.

(iii) If your Amended Option becomes exercisable as a result of an event under the Amended Exercise Schedule other than the start of your Selected Year(s), your Amended Option generally will be exercisable only until the earlier of (a) the date the underlying Curable Option would cease to be exercisable in accordance with its terms (including upon the expiration of the three month post-termination exercise period applicable the underlying Curable Option) or (b) the later of (x) December 31 of the year in which the event occurs or (y) the 15th day of the third calendar month following the date on which the event occurs. However, you should be aware that if the event that triggers the right to exercise your Amended Option is a change in control of the Company, then, subject to the terms of the stock plan under which the underlying Curable Option was granted, the transaction agreement between the Company and the acquiring entity may provide for the termination of your Amended Option upon the consummation of the change in control (notwithstanding the terms of your Amended Exercise Schedule).

(iv) If the first event to occur is January 1 of your only Selected Year, your Amended Option generally will expire not later than December 31 of the Selected Year. If your Amended Exercise Schedule includes more than one Selected Year, then your Amended Option generally will expire in traunches pursuant to your Amended Exercise Schedule, not later than December 31 of each of the Selected Years. In all cases, if you select the last calendar year of the current term of the underlying Curable Option as your Selected Year, you will not have the full calendar year to exercise your Amended Option, as you will remain subject to the existing expiration date of the underlying Curable Option.4

(v) If you incur a termination of your service with the Company and you are a member of senior management who is determined to be a “specified employee” (as defined under Section 409A) at the time of the termination, Section 409A generally requires us to implement a six month delay in the exercisability of your Amended Option. Therefore, to the extent reasonably necessary to comply with Section 409A, you may only exercise your Amended Option during the three-month period commencing on the first business day that is more than six months after your termination date. The Company will advise you at the time of your termination of service with the Company as to the period of time during which you may exercise your Amended Option.

(vi) Except as provided in Section II.B.2(v) above, an election to amend a Curable Option to reflect an Amended Exercise Schedule will not extend the period in which you may exercise the Amended Option. Except as provided in Section II.B.2(v) above, such election will have the sole effect of limiting the period(s) during which you may exercise the Amended Option.

3. Except as set forth in this Section II.B and Section III below, the remaining terms and conditions of your At Risk Options, including the portions that are Amended Options, will remain the same.5

III.	PROVISIONS APPLICABLE REGARDLESS OF THE APPROACH SELECTED

You will receive no compensatory payments in connection with the amendment of any Curable Options.

You do not have to agree to amend any of your Curable Options. If you elect to amend more than one of your Curable Options, you may elect to amend one (or more) option(s) to reflect the Amended Exercise Price and one (or more) option(s) to reflect the Amended Exercise Schedule.

If you accept this offer to amend one or more of your Curable Options, such amendment will be effective as of the date on which you accepted this offer. The Company will issue you an amended option agreement for each Amended Option reflecting the amended terms and conditions. The amendment of your At Risk Options as to the Curable Options

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You should be aware that a termination of employment in the last year of an option may result in the option not being exercisable for 6 months. If such termination were to occur less than six months prior to the termination date for the option, you may not be permitted to exercise such option and the option might expire unexercised. See Section II.B.2(v).

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It should be noted that all At Risk Options will be deemed to be nonqualified stock options whether or not the option is amended pursuant to this offer and whether or not the option originally purported to be an incentive stock option.

will not materially affect the terms and conditions of the other option shares subject to the At Risk Options. This letter, and any amendment of your Curable Options, does not modify the at will nature of your service with the Company.

Please note that even if you accept this offer to amend your Curable Options, and regardless of the alternative that you choose, your ability to exercise your Amended Options will remain subject to compliance with applicable laws and requirements (including any legal limitations, requirements or restrictions arising from the Company’s legal situation in relation to its equity compensation practices) and the Company’s policies on trading in Company securities. In addition, in no event may you exercise your Options as to unvested shares.

Whether or not you choose to accept this offer, your Options will be deemed to be nonqualified stock options for federal income tax purposes and not incentive stock options.

Finally, while we believe that the acceptance of this offer should result in the avoidance of the potential adverse tax consequences under Section 409A with respect to the Amended Options, such interpretation is not free from doubt. Certain states have adopted tax laws that are similar in effect to Section 409A and we make no representations as to the effect of this offer under federal tax laws or such state tax provisions. In all cases, you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and any state laws of similar effect) in connection with your Options. Before deciding whether to accept our offer to amend your Curable Options, you are strongly encouraged to consult with your personal tax, financial and legal advisors.

IV.	PROCEDURE TO ACCEPT OFFER

If you wish to accept this offer, you must complete the Election Form attached to this letter as Exhibit B and return it to Rafael Torres on or before the Expiration Date.

V.	CIRCULAR 230 DISCLAIMER.

The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). This advice is not intended or written to be used, and it cannot be used, by you for the purpose of avoiding any penalties that may be imposed on you. This advice was written to support the promotion or marketing of amending your Curable Options as set forth in this letter. You should seek advice based on your particular circumstances from an independent tax advisor.

Sincerely,

/s/ Rafael Torres
Rafael Torres
Chief Financial Officer and
Vice President, Finance and Administration

EXHIBIT A

OPTIONS

GRANT NUMBER	OPTION PRICE (ORIGINAL)	AMENDED EXERCISE PRICE	EXPIRATION DATE (ORIGINAL)	TOTAL SHARES UNDER OPTION	CURABLE OPTIONS
1812	$14.82	$21.20	2/20/12	143,253	41,782
1813	$14.82	$21.20	2/20/12	6,747	1,968
2178	$17.75	$18.95	1/7/13	5,633	2,934
2179	$17.75	$18.95	1/7/13	39,367	20,504

EXHIBIT B

ELECTION FORM

I elect to amend the following At Risk Options to increase the current exercise price to the Amended Exercise Price as to all of the Curable Options subject to these At Risk Options:

GRANT NUMBER	OPTION PRICE (ORIGINAL)	AMENDED EXERCISE PRICE
2178	$17.75	$18.95
2179	$17.75	$18.95

I elect to amend the following At Risk Options to reflect an Amended Exercise Schedule as to all of the Curable Options subject to these At Risk Options:

GRANT NUMBER	OPTION PRICE (ORIGINAL)	SELECTED YEAR	NUMBER OF CURABLE OPTIONS TO BE EXERCISABLE IN SELECTED YEAR*
1812	$14.82	2007	21,782
1812	$14.82	2008	20,000
1813	$14.82	2009	1,968

*	If you choose to have an At Risk Option fully exercisable within a single calendar year, then this column should be equal to the number of “Curable Options” for that At Risk Option. If you choose to amend an At Risk Option such that its exercise schedule is split among two or more years, the sum of the entries in this column should be equal to the number of Curable Options for each At Risk Option.

I decline the amendment of the following At Risk Options:

GRANT NUMBER	OPTION PRICE (ORIGINAL)	EXPIRATION DATE (ORIGINAL)	SHARES UNDER AT RISK OPTION	CURABLE OPTIONS

I understand the amendment of my At Risk Options as indicated on this Election Form (a) is subject to the terms and conditions set forth in the letter to me from the Company dated December 8, 2006 to which this Election Form is attached and (b) is irrevocable. I agree to execute such additional documentation as reasonably requested by the Company in connection with the amendment of my At Risk Options, including amended stock option agreements in respect of the At Risk Options that contain terms consistent with the terms of this Election Form.

I acknowledge that I am not required to accept the offer to amend my At Risk Options. I further acknowledge and agree that if I do not accept the offer as to any of my At Risk Options, such At Risk Options will remain outstanding on the terms granted to me. I understand that the Company is not providing me with any compensatory payments in connection with my election.

I understand that regardless of my election, I will be solely responsible for any adverse tax consequences that arise as a result of Section 409A in respect of my At Risk Options. I further acknowledge that the Company has not and is not providing me with any financial, legal or tax advice and has directed me to seek independent financial, legal and tax advice regarding my election. I have done so, or knowingly declined to do so.

/s/ Bruce T. Renouard
Print Name:	Bruce T. Renouard
Date:	December 22, 2006